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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

   We consent to the incorporation by reference in this Registration Statement of Berkshire Hathaway Inc. on Form S-3 filed pursuant to Rule 462(b) under the Securities Act of 1933 relating to its Registration Statement on Form S-3 (No. 33- 30570), of our report on schedules dated March 8, 1996 appearing in the Annual Report on Form 10-K of Berkshire Hathaway Inc. for the year ended December 31, 1995, and our report dated March 8, 1996 (July 16, 1996 as to the restatement described in Note 1(a) to the financial statements) appearing in the Current Report on Form 8-K of Berkshire Hathaway Inc. filed July 26, 1996, and to the reference to us under the heading "Experts" in the Prospectus which is incorporated into this Registration Statement.



   Deloitte & Touche LLP
   Omaha, Nebraska
   November 25, 1996